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                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

       This Agreement and Plan of Reorganization (this "Agreement") is entered into as of the 19th day of September, 1996, by and among the following corporations, each of which is a Louisiana corporation:

              CAMERON COMMUNICATIONS CORPORATION ("Cameron"),
              MERCURY, INC.  ("Mercury"),
              MERCURY CELLULAR TELEPHONE COMPANY ("MCTC"),
              MERCURY CELLULAR OF KANSAS, INC. ("MCK"),
              MISSISSIPPI ONE CELLULAR TELEPHONE COMPANY ("Miss One"), CCC HOLDING COMPANY ("Newco"),
              CAMERON TELEPHONE COMPANY ("CTC"), and
              ELIZABETH TELEPHONE COMPANY ("ETC").

       WHEREAS, the parties hereto desire to enter into the reorganization contemplated hereby so that the wireless communications interests of Cameron will be separated from its landline telephone business; such wireless interests of Cameron will be combined with the wireless telephone business of Mercury; and such landline telephone business of Cameron will be spun off to the shareholders of Cameron;

       NOW THEREFORE, the parties hereto agree as follows.

                                   SECTION 1
                               THE REORGANIZATION

       1.1 Reorganization Transactions. On the Reorganization Date (defined below) the following transactions (collectively, the "Reorganization Transactions") will occur, in the sequence in which they are set forth in this
Section 1.1.

              (a) Cameron will transfer to Newco, pursuant to an Asset Transfer Agreement in the form of Schedule 1.1(a) annexed hereto (the "Asset Transfer Agreement"), the assets (subject to the liabilities) of Cameron described therein, which assets constitute all of the assets of Cameron other than its interests in MCTC and Newco (and include the right, following the consummation of the Reorganization Transactions, to use of the corporate name "Cameron Communications Corporation") and which liabilities constitute all of the liabilities and obligations of Cameron.

              (b)    Following the consummation of the transaction described in
Section 1.1(a), Cameron will distribute to its shareholders all of the capital stock of Newco (the "Spin-Off").
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              (c)    Following the consummation of the transaction described in
Section 1.1(b), Cameron will be merged into Mercury pursuant to a Joint Agreement of Merger in the form of Schedule 1.1(c) annexed hereto (the "Joint Agreement").

       1.2 Optional Further Transactions. Following the consummation of the Reorganization Transactions described in Section 1.1, Mercury may elect (subject to the last sentence of Section 1.3) to consummate pursuant to this Agreement, on the Reorganization Date or within 90 days thereafter, any of the following further transactions (collectively, the "Optional Transactions"):
(a) MCK, a wholly owned subsidiary of MCTC, may be merged into MCTC pursuant to a Certificate of Merger in the form of Schedule 1.2(a) (the "MCK/MCTC Merger Certificate"); (b) MCTC, which will following the Reorganization Transactions be a wholly owned subsidiary of Mercury, may be merged into Mercury pursuant to a Certificate of Merger in the form of Schedule 1.2(b) (the "MCTC/Mercury Merger Certificate"); and (c) Miss One, a wholly owned subsidiary of Mercury, may be merged into Mercury pursuant to a Certificate of Merger in the form of
Schedule 1.2(c) (the "Miss One/Mercury Merger Certificate" and, collectively with the Asset Transfer Agreement, the Joint Agreement, the MCK/MCTC Merger Certificate and the MCTC/Mercury Merger Certificate, the "Ancillary Agreements").

       1.3 Form of Transactions. The transactions described in Sections 1.1(a) and 1.1(b) are intended to constitute a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986 (the "Code") and a distribution under Section 355 of the Code. The transaction described in
Section 1.1(c) is intended to constitute a reorganization under Section 368(a)(1)(A) of the Code. The Optional Transactions described in Section 1.2 will, if consummated, be intended to qualify as a reorganization under Section 368(a)(1)(A) or (D) of the Code and/or a liquidation under Section 332 of the Code, and Mercury may exercise its option to consummate only those Optional Transactions which, in the opinion of Mercury's tax counsel, will so qualify.

                                   SECTION 2.
                                REORGANIZATION DATE;
                ACTIONS ON AND FOLLOWING THE REORGANIZATION DATE

       2.1 Reorganization Date. The Reorganization Date shall be the date on which shall occur the consummation of the Reorganization Transactions described in Section 1.1, and shall be such date as Cameron shall determine, but shall not be earlier than the date on which all conditions to the obligation of the parties to consummate the Reorganization Transactions are satisfied or waived.

       2.2 Actions on the Reorganization Date. On the Reorganization Date the parties to each of the Reorganization Transactions will cause them to occur in the sequence described in Section 1.1, to wit: (a) the parties to the Asset Transfer Agreement will execute that Agreement




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and cause to occur the "Closing" thereunder; (b) Cameron will accomplish the
Spin- Off; and (c) the parties to the Joint Agreement will cause it to be executed and filed in the office of the Secretary of State of Louisiana (the "Secretary of State"). Certificates representing shares of Newco distributed in the Spin-Off shall be legended as provided in Schedule 2.2. To the extent Mercury may have elected by the Reorganization Date to consummate any of the Optional Transactions then, as applicable: (i) the parties to the MCK/MCTC Merger Certificate will cause it to be filed in the office of the Secretary of State; (ii) the parties to the MCTC/Mercury Merger Certificate will cause it to be filed in the office of the Secretary of State; and (iii) the parties to the Miss One/Mercury Merger Certificate will cause it to be filed in the office of the Secretary of State.

       2.3    Actions Following Reorganization Transactions.

              (a) If Mercury elects following the Reorganization Date to consummate any of the Optional Transactions then the filing contemplated by the last sentence of Section 2.2 shall be made as to such transaction or transactions as soon as practicable following such election.

              (b) Mercury will file certified copies of the certificates of merger issued by the Secretary of State in each Parish in which such filing is required pursuant to Section 112F(2)(b) or 112G(3) of the Louisiana Business Corporation Law.

              (c) Mercury will promptly mail to the former shareholders of Cameron a letter of transmittal for use by such shareholders in exchanging certificates representing shares of Cameron for certificates representing shares of Mercury into which such Cameron shares will, as and at the rate provided in the Joint Agreement, have been converted by virtue of the merger of Cameron into Mercury. Mercury warrants and represents that such shares of Mercury will, when issued and delivered in accordance with the Joint Agreement and this Agreement, be duly and validly issued, fully paid and nonassessable, and that immediately following such issuance such shares will constitute not less than 67.45362% of the total outstanding capital stock of Mercury. Certificates representing such shares will be legended as provided in Schedule 2.2, whether or not the holder of any such certificate has signed the agreement referred to in Section 5.10.

                                   SECTION 3.
                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

       Each party represents and warrants to the other parties that:

       3.1 Corporate Status; Approvals. It is a corporation duly organized and validly existing in good standing under the laws of Louisiana. This Agreement and, to the extent it is a





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party thereto, the Reorganization Transactions have been duly approved by all necessary corporate action on its part except approval by its shareholders.

       3.2 No Conflicts. The execution of this Agreement and the consummation of the Reorganization Transactions do not and will not conflict with or cause a breach or default under any provision of its Articles of Incorporation or its By- Laws (if any), or of any material agreement, commitment, rule, order or decree to which it is a party or by which it or its assets is bound.

       3.3 Financial Statements. Its financial statements at December 31, 1995, and for the year then ended, and at June 30, 1996, and for the six months then ended, copies of which are annexed as Schedule 3.3 hereto, fairly present its financial position as of such dates and the results of its operations for the respective periods then ended, all in accordance with generally accepted accounting principles consistently applied, except for the absence of footnote disclosures and, in the case of interim financial statements, the absence of adjustments consisting of normal recurring accruals.

       3.4 Material Adverse Changes. There have been no material adverse changes in its financial condition, results of operations, business, properties or prospects since June 30, 1996.

       3.5 Properties. It has good and merchantable title to all of the properties and assets reflected as owned, and has valid leasehold estates in any properties reflected as leased, on its balance sheet at June 30, 1996 (its "June 30 Balance Sheet"), free and clear of any encumbrances other than those that are reflected in Schedule 3.5 or in its financial statements that are referred to in Section 3.3, or those that arise by operation of law.

       3.6 Compliance With Legal Requirements. It holds all licenses and franchises that are material to the conduct of its business as the same has been, and is expected to continue to be, conducted. It is in compliance in all material respects with all laws, regulations, reporting and licensing requirements and orders applicable to its business the breach or violation of which would, either individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

       3.7 Subsidiaries and Interests. Except as set forth in Schedule 3.7, it has no interest of any kind in any corporation, partnership, limited liability company, joint venture or other entity. Those interests reflected in
Schedule 3.7 are owned by it in full ownership and without restriction, other than as set forth in Schedule 3.7 and other than restrictions under laws and regulations of general application.





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       3.8    Capital Stock.  Its authorized and issued capital stock is as set forth in Schedule 3.8 and it has no agreement or commitments under which it is obligated to issue or sell any shares of its capital stock.

       3.9 Material Contracts. It has disclosed to each other party hereto a description of its material contracts. Except as so disclosed it is not in default under any of such contracts and it knows of no material default thereunder by any other party to such contracts.

       3.10 Absence of Undisclosed Liabilities. It has no obligation or liability (contingent or otherwise) except (i) as reflected in its financial statements referred to in Section 3.3, including any notes thereto, (ii) as reflected by this Agreement, (iii) as has been disclosed to each other party hereto, and (iv) for commitments and obligations made, or liabilities incurred, since June 30, 1996, in the ordinary course of its business consistent with past practices.

       3.11 Benefit Plans. It has disclosed to each other party hereto all pension, retirement, profit sharing, supplemental or excess retirement, stock option, stock purchase, savings, employee stock ownership, restricted stock, phantom stock, stock ownership, life insurance, disability, vacation pay, severance pay, incentive, deferred compensation, bonus or benefit arrangement, health or hospitalization program, fringe benefit or perquisite arrangement or other similar plan as in effect with respect to it. Such plans that are covered by ERISA, if any, comply with the requirements thereof.

       3.12 Litigation. There are no pending or known threatened actions, suits or proceedings, judicial, regulatory or other, that pertain to it except as set forth on Schedule 3.12, and except for routine litigation incidental to its business and for which any resultant liability is fully insured (subject to any normal retention or deductible).

       3.13 Insurance. Its businesses and properties are covered by adequate insurance coverage, except that it does not carry business interruption insurance.

                                   SECTION 4.
                                   COVENANTS

       4.1 Conduct of Business. Until the earlier of the Reorganization Date or the termination of this Agreement, it will operate its business only in the usual and customary course and, except as otherwise contemplated by this Agreement or as consented to by each other party hereto will not until after the earlier of the Reorganization Date or the termination of this Agreement amend its articles of incorporation or by-laws; pay any dividends; issue or commit to issue any shares of its capital stock or rights to purchase or acquire same; contractually incur any material lien or encumbrance other than as contemplated by Schedule 5.8; acquire any





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corporation or other entity or any business thereof; take any action that would reasonably be known by it to cause any breach in any of its warranties and representations hereunder, as if such warranties and representations were made immediately following the taking of such action; or sell, except in the ordinary course of its business consistent with its past practices, any of its assets or business or any of its interests reflected in Schedule 3.7.

       4.2 Investigations. Prior to the Reorganization Date, it will furnish to each other party hereto such information with respect to its business and properties as any such party may reasonably request.

       4.3 Best Efforts. It will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement, and to obtain all consents of all third parties and governmental bodies necessary or desirable for such purpose; provided, that no party shall be required by this section to waive any condition to such party's obligation to consummate the Reorganization Transactions.

       4.4 Shareholder Approval. Each party shall call a meeting of its shareholders to consider approval of the transactions contemplated by this Agreement. Mercury and Cameron will prepare a Joint Information Statement to be sent to their respective shareholders with respect to the transactions contemplated by this Agreement.

       4.5 Consents and Approvals. The parties will take appropriate action to give any required notices to, and obtain any consents of, regulatory authorities or third parties required with respect to the Reorganization Transactions or the Optional Transactions, including, without limitation, (a) approvals of the Federal Communications Commission, (b) approval of the partners of the Meretel Partnership, and (c) any required notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Each of the parties hereby consents to the Reorganization Transactions and the Optional Transactions to the extent the consent of such party is required or desirable in connection therewith and, effective upon the closing under the Asset Transfer Agreement, each party releases Cameron from those of Cameron's obligations and liabilities that are being expressly assumed by Newco under the Asset Transfer Agreement and agrees to look solely to Newco and its subsidiaries for the performance thereof.

       4.6 Confidentiality. If the Reorganization Transactions are not consummated, each party agrees to maintain the confidentiality of all information it obtained concerning each other party by reason of, or in connection with the transactions contemplated by, this Agreement, except to any extent disclosure may be required by law.

       4.7 Records Retention and Availability; Confidentiality. The parties shall retain their respective records in accordance with legal requirements and existing policy, and each party shall





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make available to any other party such records as such other party may reasonably require for purposes of preparing tax returns and financial statements and for any other reasonable purpose. Nonpublic or other confidential information made available to any party under this Section will be kept confidential by it except to any extent disclosure may be required by law.

                                   SECTION 5.
                                   CONDITIONS

       The obligation of each party to consummate the Reorganization Transactions is subject to the conditions listed below. Each of such conditions (other than legal or regulatory requirements) may be waived by any party, and any unfulfilled condition shall be deemed waived if the transaction referred to in Section 1.1(a) is consummated. Upon consummation of that transaction, all of the following conditions shall be deemed to have been satisfied or waived as to each other Reorganization Transaction.

       5.1 Regulatory and Other Consents and Approvals. All notifications to, and consents, approvals and authorizations of, regulatory authorities or third persons required with respect to the consummation of the Reorganization Transactions shall have been duly made or obtained and shall be in full force and effect, and no such approval or authorization shall be conditioned in such a manner as would materially and adversely affect the business of the parties following such consummation.

       5.2 Representations, Warranties and Covenants. The representations and warranties of each other party to this Agreement shall be true and correct in all material respects on the Reorganization Date, as if made on that Date; each such other party shall have complied with all of its agreements and covenants to have been complied with by it prior to the consummation of the Reorganization Transactions; and each such other party shall have delivered a certificate of its chief executive and financial officers to that effect.

       5.3 Shareholder Approval. The shareholders of each party hereto shall have duly approved the Reorganization Transactions and the Optional Transactions to the extent required by the Louisiana Business Corporation Law; and such approval by the shareholders of Cameron and Mercury shall have been by a vote of not less than 80% of the total voting power of each.

       5.4 Release; No Adverse Proceedings. There shall be no pending or threatened proceeding to enjoin or prohibit any of the Reorganization Transactions or to alter the same or obtain damages with respect thereto or with respect to the business or operations of any party, including (without limitation) any demand for action or threatened action by shareholders of Cameron or Mercury, directly or derivatively; and each such shareholder shall have released





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Cameron and Mercury from any such demand or action by an instrument satisfactory to Cameron and Mercury.

       5.5 Tax Matters. The parties shall have received a private letter ruling from the Internal Revenue Service with respect to the transactions contemplated by Sections 1.1(a) and 1.1(b) (the "Spin-Off Transactions"), and an opinion of tax counsel with respect to the transaction contemplated by
Section 1.1(c) (the "Merger"), in form and substance satisfactory to them, to the combined effect that the Spin-Off Transactions qualify as tax-free transactions under Section 368(a)(1)(D) and Section 355 of the Code, and that the Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Code.

       5.6 Accounting Matters. The independent accountants of Mercury shall not have taken the position that the Mergers do not qualify for pooling-of-interests or "as if" pooling-of-interests accounting treatment under generally accepted accounting principles or the accounting rules and regulations of the Securities and Exchange Commission.

       5.7 Fairness Opinions. Cameron and Mercury shall each have received an opinion from Robert A. Ehlers, CPA, A Professional Corporation, dated as of September 19, 1996, in form reasonably satisfactory to the recipient, to the effect that the terms of the Reorganization Transactions are fair to its shareholders from a financial point of view, and such opinion shall not have been withdrawn.

       5.8 Refinancing. A commitment to refinance the debt of CTC Financial, Inc., a subsidiary of CTC, shall have been issued and shall be to the effect described in Schedule 5.8.

       5.9 Tax and Benefits Sharing. The parties shall have entered into an agreement or agreements satisfactory to them containing provisions for the sharing of tax and employee benefits liabilities following consummation of the transactions contemplated by this Agreement.

       5.10   Restriction Agreements.  Each shareholder of Cameron shall have
(i) entered into an agreement with Mercury not to sell or otherwise transfer, for a period of two years after the Reorganization Date, shares of Newco distributed to such shareholder in the Spin-Off or shares of Mercury issued to such shareholder pursuant to the Joint Agreement (or in any reclassification, stock split or stock dividend with respect to any such shares) unless Mercury and Newco are first provided with an opinion of qualified tax counsel, satisfactory to each of them, to the effect that such sale or transfer will not jeopardize the tax-free nature of the Reorganization Transactions, and (ii) represented to Cameron and Mercury, if deemed necessary by either of them with respect to any exemption from registration relied upon by either of them in connection with Reorganization Transactions, that such shareholder (a) will acquire such shares of Mercury and Newco for investment and not for distribution in violation of federal or state securities laws, and (b) will not offer, sell, transfer or encumber such shares in violation of federal or state securities





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laws; and each shareholder shall have made such further representations as shall be necessary or desirable in connection with any such exemption from registration.

                                   SECTION 6.
               ALLOCATION OF ASSETS, OBLIGATIONS AND LIABILITIES;
                                INDEMNIFICATION

       6.1 Survival of Representations and Warranties. The representations and warranties of the parties shall survive the Reorganization Transactions and Optional Transactions to the extent (and, except as may otherwise be provided in Section 8.3, only to the extent) they are relevant to the indemnification and adjustment provisions of this Section 6 and Section 7.

       6.2 Allocation of Obligations and Liabilities. Following the Reorganization Date, the liabilities and obligations of each party as of the completion of the Reorganization Transactions on the Reorganization Date, direct or indirect, fixed or contingent, known or unknown, will be discharged as follows: (a) those reflected in the June 30 Balance Sheet of a party or that arise in accordance with such party's contracts referred to in Section 3.9 shall be discharged by that party (or its successor by merger in the event it is merged into another party pursuant to the Reorganization Transactions or Optional Transactions), except that the liabilities and obligations of Cameron shall be assumed and discharged by Newco as and to the extent provided in the Asset Transfer Agreement (for which assumption and discharge CTC and ETC bind themselves in solido with Newco); and (b) all other liabilities and obligations existing as of the completion of the Reorganization Transactions on the Reorganization Date, including those that were unknown or contingent or otherwise were not reflected on the June 30 Balance Sheet and do not arise in accordance with the contracts of a party referred to in Section 3.9 shall be discharged in accordance with the following principles:

              (i) Any such obligation or liability that pertains exclusively to the wireline telephone business ("Wireline Business") is intended, as among the parties hereto, to be borne by Newco or its then subsidiaries.

              (ii) Any such obligation or liability that pertains exclusively to the wireless communications business ("Wireless Business") is intended, as among the parties hereto, to be borne by Mercury or its then subsidiaries.

              (iii) Any such obligation or liability that pertains both to the Wireline Business and the Wireless Business is to be borne as provided in
Section 6.2(i) to the extent it pertains to the Wireline Business and as provided in Section 6.2(ii) to the extent it pertains to the Wireless Business.





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              (iv)   If it cannot be readily determined whether such an
obligation or liability pertains to the Wireline Business or the Wireless Business, then the following assumptions will apply: (i) obligations and liabilities of Cameron, CTC, and ETC pertain to the Wireline Business; and (ii) obligations and liabilities of MCTC, MCK, Mercury, and Miss One pertain to the Wireless Business.

              (v) Notwithstanding the foregoing, (a) any obligation or liability of Cameron to indemnify its officers and directors against, and pay their expenses in connection with, claims made by or against them in their capacities as such for acts taken in such capacities through the consummation of the Reorganization Transactions shall be borne by Newco; and (b) any obligation or liability that pertains to the offer or sale of any security in connection with the Reorganization Transactions or to the Joint Information Statement shall be borne as follows: (1) if the obligation or liability arises from the failure to register any security or to register any transaction pertaining to a security, such obligation or liability shall be borne by Newco if the security is common stock of Newco or the transaction involves the common stock of Newco (such as, without limitation, the Spin-Off), or by Mercury if the security is common stock of Mercury or the transaction involves the common stock of Mercury, unless such failure to register arises solely because of a misstatement or omission in disclosure, in which event any obligation or liability therefrom shall be borne as set forth in the following clause (2); and (2) if the obligation or liability arises from a misstatement or omission of material fact then it shall be borne by Newco to the extent the misstatement or omission related to Newco or to Cameron, or by Mercury to the extent the misstatement or omission related to Mercury. Disclosures relating to the business and affairs of Mercury on a pro forma basis as if the Reorganization Transactions had been consummated will for the foregoing purpose be deemed to relate to Cameron to the extent they involve the business and affairs of Newco, Cameron, CTC, ETC, and/or MCTC, and to Mercury otherwise.

       6.3    Indemnification.

              (a) Subsequent to the consummation of the Reorganization Transactions, obligations and liabilities will be allocated, as among the parties hereto, as provided in Section 6.2. If, following the Reorganization Date, a third party attempts to compel any party (or its successor) to bear any obligation or liability other than in accordance with Section 6.2, then such party shall, following the Reorganization Date, be indemnified by Newco (to the extent it or its subsidiaries is to bear the obligation or liability in accordance with Section 6.2) or by Mercury (to the extent it or its subsidiaries is to bear the obligation or liability in accordance with Section 6.2). Such indemnification will include undertaking the defense of the indemnified party.

              (b) A party entitled to indemnification pursuant to Section 6.3(a) ("indemnified party") will give prompt notice of the existence of any matter or claims as to which indemnification is provided to the party obligated to provide indemnification ("indemnifying





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party"), but the failure to give or any delay in giving such notice shall not prejudice the claim for indemnification except to the extent the indemnifying party is actually prejudiced in connection with such indemnification by such failure or delay. The indemnifying party shall defend against such claim through counsel selected by it (and at its expense), and the indemnified party may participate in the defense through counsel of its choosing (and at its expense unless the indemnifying party fails to provide, or to continue providing, such defense). The indemnified party shall not seek indemnification for any settlement effected without the consent of the indemnifying party unless such consent is withheld wholly without a reasonable basis.

              (c) Each party hereto (an "indemnifying party") shall indemnify each other party hereto (an "indemnified party") for all losses, costs and expenses (including reasonable attorney's fees and expenses) incurred by the indemnified party by reason of any breach by the indemnifying party of any covenant that is to be performed by the indemnifying party subsequent to the consummation of the Reorganization Transactions.

       6.4 Allocation of Assets. The parties intend their assets, including (without limitation) any contingent or unknown assets, to be allocated in a manner comparable to that provided in Section 6.3, mutatis mutandis.

       6.5 Licenses. If by reason of the Reorganization Transactions or Optional Transactions a party is or would be deprived of the use of any asset of another party of which it had use prior to the Reorganization Transactions or Optional Transactions and which remains necessary to its intended business following such Transactions, then the party entitled to such asset following the Reorganization Transactions shall, upon request from such deprived party, license or otherwise make available to the deprived party the use of such asset on substantially comparable terms as existed prior to the Reorganization Transactions and Optional Transactions but only to the extent such use remains necessary to the intended business of the deprived party following the Reorganization Transactions.

                                   SECTION 7.
                                  ADJUSTMENTS

       7.1 Exclusive Remedy. An adjustment in accordance with this Section 7 will, following the consummation of the Reorganization Transactions, be the exclusive remedy of a party by reason of the breach of any other party or any of its representations or warranties in this Agreement.

       7.2 Adjustment of Exchange Ratio. The ratio by which shares of Cameron are exchanged into shares of Mercury pursuant to the Joint Agreement ("Exchange Ratio") has been set by the Boards of Directors of Cameron and Mercury based in part on the correctness in all





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material respects of all of the representations and warranties of the parties set forth in this Agreement. If it becomes apparent to the Board of Directors of Mercury that any of such representations and warranties has been breached in any material respect then such Board may (but shall not be required to) determine to adjust the Exchange Ratio in accordance with this Section 7, provided that no adjustment will be made unless it changes the Exchange Ratio by more than five percent.

       7.3 Adjustment. If the Board of Directors of Mercury determines to make an adjustment, the Exchange Ratio shall be adjusted to that ratio which, in the opinion of the Board of Directors, based on such financial advice as it may deem relevant to consider (the expense of which shall be borne by Mercury), would have been fair to the shareholders of Mercury and the shareholders of Cameron had all incorrectnesses, both positive and negative, that became known in such representations and warranties been known as of the Reorganization Date, but otherwise not taking into account any events or transactions following the Reorganization Date. The adjustment to the Exchange Ratio so determined, if any, shall be made by the issuance of an appropriate number of additional shares of Mercury to the persons who held the shares of Cameron or Mercury, as the case may be, immediately prior to the consummation of the Reorganization Transactions. The adjustment shall be calculated as if all of the shares of Mercury common stock outstanding immediately following the Reorganization Date (including those issuable to shareholders of Cameron pursuant to the Joint Agreement), or any shares into which such shares may have by then been reclassified, were still outstanding on the payment date for such adjustment, but any holder entitled to receive the adjustment who has by such payment date converted any such shares or reclassified shares into shares of any other class of Mercury shall have his adjustment reduced by the proportion of his shares that have been so converted. If on the payment date for the adjustment there is outstanding any class of Mercury common stock other than the class in which the adjustment is being made, then (i) a reverse stock split will be effected in the class of Mercury common stock in which the adjustment is being made and/or (ii) a stock split will be effected or a stock dividend paid with respect to the shares of each other then outstanding class of Mercury common stock, so that the proportionate equity represented by the shares of each such other class will not be reduced by the issuance of additional shares in connection with any adjustment made pursuant to this Section.

       7.4 Limitation Date; Restriction on Issuance of Shares. No adjustment pursuant to Section 7 shall be made after the second anniversary of the Reorganization Date. Until such anniversary no additional shares shall be issued of the same class held by the shareholders of Mercury immediately following the Reorganization Transactions except pursuant to this Section 7 or in accordance with any stock split or stock dividend and, if Mercury wishes to issue additional shares not permitted by this prohibition, it shall create an additional class or classes for that purpose (and in that event shall reclassify the class held by the shareholders of Mercury immediately following the Reorganization Transactions into a separately designated class which shall be governed by the restrictions of this Section 7.4).

                                   SECTION 8.
                                  TERMINATION

       8.1 Termination. Notwithstanding any other provision of this Agreement or the Ancillary Agreements and notwithstanding the approval of this Agreement and the Ancillary Agreements by the shareholders of the parties, as applicable, this Agreement and the Ancillary Agreements may be terminated and the Reorganization Transactions abandoned at any time prior to the consummation of the Asset Transfer Agreement:

              (a) By mutual consent of the Boards of Directors of Mercury and Cameron;

              (b) By the Board of Directors of a party in the event of a material breach by any other party of any representation, warranty, covenant or agreement of such other party contained herein which would result in the failure to satisfy the closing condition set forth in Section 5.2 of this Agreement;

              (c) By the Board of Directors of any party in the event that the Reorganization Transactions shall not have been consummated by October 31, 1996;

              (d) By the Board of Directors of any party in the event (i) any approval of any governmental or other regulatory authority required for consummation of the Reorganization Transactions shall have been denied by such authority, or (ii) the shareholders of Mercury or Cameron fail to have approved this Agreement and the Reorganization Transactions, as applicable, and the consummation of the transactions contemplated hereby and thereby, as applicable, to the extent required by law and by the provisions of any governing instruments; or

              (e) By the Board of Directors of a party in the event that any of the conditions precedent to the obligation of such party to consummate the Reorganization Transactions cannot be satisfied or fulfilled on or before October 31, 1996 (other than by reason of a breach by the party seeking to terminate).

       8.2 Effect of Termination. In the event of the termination of this Agreement and the Ancillary Agreements pursuant to Section 8.1 of this Agreement, this Agreement and the Ancillary Agreements shall become void and have no effect and the parties will be relieved of all obligations and liabilities under this Agreement and the Ancillary Agreements, except that (i) the provisions of the last sentence of Section 4.6 and the provisions of
Section 10 of this Agreement shall survive any such termination and abandonment, (ii) a termination pursuant to Section 8.1(b), 8.1(c) or 8.1(e) of this Agreement shall not relieve a breaching party from liability for any breach giving rise to such termination, and (iii) the parties shall remain obligated under, and liable for any breach of, any of the provisions of this Agreement that survive its termination.

       8.3 Survival of Representations, Warranties and Covenants. The respective representations, warranties, obligations, covenants and agreements of the parties shall not survive the Reorganization Transactions except for (i) this Section 8.3, Section 1.2 (which shall survive for 90 days following the Reorganization Date), Section 2.3, Section 4.7, Section 6, Section 7, and
Section 9 of this Agreement, and (ii) the obligations, covenants and agreements set forth in the Ancillary Agreements; provided that no such representations, warranties, obligations, covenants or agreements shall be deemed to be terminated or extinguished so as to deprive any party (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of any party, the aforesaid representations, warranties, obligations, covenants, and agreements being material inducements to consummation by the parties of the transactions contemplated hereby.

                                   SECTION 9.
                                 MISCELLANEOUS

       9.1 Expenses. Except pursuant to Section 6.3 or Section 8.2 of this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, appraisers, accountants and counsel except that expenses of the financial advisors identified in Section 5.7 shall be borne by Cameron and Mercury if the Reorganization Transactions are not consummated, or by Mercury if such Transactions are consummated.

       9.2 Brokers and Finders. Each of the parties represents and warrants that neither it nor any of its officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by any party, such party agrees to indemnify and hold the other parties harmless of and from such claim.

       9.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the Ancillary Agreements contain the entire agreement among the parties with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understanding with respect thereto, written or oral. There are no representations or warranties of the parties except as expressly set forth herein, all others being expressly disclaimed. The terms and conditions of this Agreement and the Ancillary Agreements shall inure to the benefit of and be binding upon the parties and their respective successors. Nothing in this Agreement or the Ancillary Agreements, expressed or implied, is intended to confer upon any party, other than the parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the Ancillary Agreements except for the warranty and representation of Mercury in Section 2.3, which shall inure to the benefit of the shareholders of Cameron, and except for the right of shareholders of Cameron to receive the merger consideration under the Joint Agreement.

       9.4 Amendments. To the extent permitted by law, this Agreement and the Ancillary Agreements may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of such parties, either before or after shareholders of the parties have approved this Agreement; provided, however, that the provisions of this Agreement and the Joint Agreement relating to the manner or basis in which shares of Cameron common stock will be exchanged for Mercury common stock shall not be amended without the requisite approval of the holders of the issued and outstanding shares of Cameron and Mercury entitled to vote thereon. The parties may, without approval of their respective Boards of Directors, make such technical changes to this Agreement or the Ancillary Agreements, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Reorganization Transactions or Optional Transactions or of this Agreement or the Ancillary Agreements or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby or thereby, or for any other purpose.

       9.5 Waivers. Each party shall, as to such party's rights hereunder, have the right (i) to waive any default in the performance of any term of this Agreement or any Ancillary Agreement by any other party, (ii) to waive or extend the time for the compliance or fulfillment by any other party of any and all of its obligations under this Agreement or any Ancillary Agreement, and
(iii) to waive any or all of the conditions precedent to the obligations of such party under this Agreement or any Ancillary Agreement.

       9.6 No Assignment. None of the parties may assign any of its rights or obligations under this Agreement or the Ancillary Agreements to any other persons, and any such purported assignment shall be deemed null and void.

       9.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission or by registered or certified mail, postage pre-paid, to the chief executive officer of each party at the address indicated and shall be deemed to have been delivered as of the date so delivered:

              If to Mercury, MCTC, MCK, or Miss One, to it at:

                            CM Tower, Suite 1495
                            One Lakeshore Drive
                            Lake Charles, LA 70629
                            (Attention: Chief Executive Officer)

              If to Cameron, Newco, CTC or ETC, to it at:

                            101 E. Thomas Street
                            Sulphur, LA 70663
                            (Attention: Chief Executive Officer)

       9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the conflict of laws principles thereof.

       9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

       9.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

       IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and attested by officers thereunto duly authorized all as of the day and year first above written.

                                     CAMERON COMMUNICATIONS
                                      CORPORATION

ATTEST:
                                     By:
                                        -------------------------------------
-------------------------------
        Secretary

                                     MERCURY, INC.

ATTEST:
                                     By:
                                        -------------------------------------
-------------------------------
        Secretary

                                     MERCURY CELLULAR TELEPHONE
                                     COMPANY

ATTEST:
                                     By:
                                        -------------------------------------
-------------------------------
        Secretary

                                     MERCURY CELLULAR OF KANSAS, INC.

ATTEST:
                                     By:
                                        -------------------------------------
-------------------------------
        Secretary

                                     MISSISSIPPI ONE CELLULAR TELEPHONE
                                       COMPANY

ATTEST:
                                     By:
                                        -------------------------------------
-------------------------------
        Secretary

                                     CCC HOLDING COMPANY


ATTEST:
                                     By:
                                        -------------------------------------
-------------------------------
        Secretary

                                     CAMERON TELEPHONE COMPANY


ATTEST:
                                     By:
                                        -------------------------------------
-------------------------------
        Secretary

                                     ELIZABETH TELEPHONE COMPANY

ATTEST:
                                     By:
                                        -------------------------------------
-------------------------------
        Secretary